SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 29549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS

THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No. 5)*

NOVAMED, INC.

(Name of Issuer)

COMMON STOCK, par value $.01 per share

(Title of Class of Securities)

66986W 10 8

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 66986W 10 8	Page 2 of 15 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) SCOTT KIRK FAMILY LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 695,360
6. SHARED VOTING POWER -0-
7. SOLE DISPOSITIVE POWER 695,360
8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 695,360
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 66986W 10 8	Page 3 of 15 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) KENT KIRK FAMILY LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 800,182
6. SHARED VOTING POWER -0-
7. SOLE DISPOSITIVE POWER 800,182
8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 800,182
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12.	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP NO. 66986W 10 8	Page 4 of 15 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) KIRK EYE CENTER, S.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION ILLINOIS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 633,435
6. SHARED VOTING POWER -0-
7. SOLE DISPOSITIVE POWER 633,435
8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 633,435
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12.	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 66986W 10 8	Page 5 of 15 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) SCOTT H. KIRK, M.D.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 189,676
6. SHARED VOTING POWER 1,328,795
7. SOLE DISPOSITIVE POWER 189,676
8. SHARED DISPOSITIVE POWER 1,328,795

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,518,471
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 66986W 10 8	Page 6 of 15 Pages

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) KENT A. KIRK, M.D.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 52,805
6. SHARED VOTING POWER 1,433,617
7. SOLE DISPOSITIVE POWER 52,805
8. SHARED DISPOSITIVE POWER 1,433,617

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,486,422
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.0%
12.	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 66986W 10 8	Page 7 of 15 Pages

Item 1	(a)	Name of Issuer:

NovaMed, Inc.

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

980 North Michigan Avenue Suite 1620 Chicago, Illinois 60611

Item 2	(a)	Name of Person Filing:

Scott Kirk Family LLC Kent Kirk Family LLC Kirk Eye Center, S.C. Scott H. Kirk, M.D Kent A. Kirk, M.D.

Item 2	(b)	Address of Principal Business Office or, if None, Residence:

Scott Kirk Family LLC

7427 Lake Street

River Forest, Illinois 60305

Kent Kirk Family LLC

7427 Lake Street

River Forest, Illinois 60305

Kirk Eye Center, S.C.

7427 Lake Street

River Forest, Illinois 60305

Scott H. Kirk, M.D.

7427 Lake Street

River Forest, Illinois 60305

Kent A. Kirk, M.D.

7427 Lake Street

River Forest, Illinois 60305

Item 2	(c)	Citizenship:

		Scott Kirk Family LLC:	Delaware
		Kent Kirk Family LLC:	Delaware
		Kirk Eye Center, S.C.:	Illinois
		Scott H. Kirk, M.D.:	U.S.A.
		Kent A. Kirk, M.D.:	U.S.A.

Item 2	(d)	Title of Class of Securities:

Common Stock, par value $.01 per share

Item 2	(e)	CUSIP Number:

66986W 10 8

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

CUSIP No. 66986W 10 8	Page 8 of 15 Pages

Item 4.	Ownership:

	(a)	Amount Beneficially Owned:

		Scott Kirk Family LLC:	695,360	(1)
		Kent Kirk Family LLC:	800,182	(2)
		Kirk Eye Center, S.C.:	633,435	(3)
		Scott H. Kirk, M.D.:	1,518,471	(4) (5)
		Kent A. Kirk, M.D.:	1,486,422	(6)

	(b)	Percent of Class:

		Scott Kirk Family LLC:	2.8	% (1)
		Kent Kirk Family LLC:	3.3	% (2)
		Kirk Eye Center, S.C.:	2.6	% (3)
		Scott H. Kirk, M.D.:	6.1	% (4) (5)
		Kent A. Kirk, M.D.:	6.0	% (6)

	(c)	Number of shares as to which person has:

Scott Kirk Family LLC:

		(i)	sole power to vote or to direct the vote:

695,360 (1)

		(ii)	shared power to vote or to direct the vote:

-0-

		(iii)	sole power to dispose or to direct the disposition of:

695,360 (1)

		(iv)	shared power to dispose or to direct the disposition of:

-0-

Kent Kirk Family LLC:

		(i)	sole power to vote or to direct the vote:

800,182 (2)

		(ii)	shared power to vote or to direct the vote:

-0-

		(iii)	sole power to dispose or to direct the disposition of:

800,182 (2)

		(iv)	shared power to dispose or to direct the disposition of:

-0-

Kirk Eye Center, S.C.:

		(i)	sole power to vote or to direct the vote:

633,435 (3)

		(ii)	shared power to vote or to direct the vote:

-0-

		(iii)	sole power to dispose or to direct the disposition of:

633,435 (3)

		(iv)	shared power to dispose or to direct the disposition of:

-0-

Scott H. Kirk, M.D.:

		(i)	sole power to vote or to direct the vote:

189,676 (5)

		(ii)	shared power to vote or to direct the vote:

1,328,795 (4)

		(iii)	sole power to dispose or to direct the disposition of:

189,676 (5)

		(iv)	shared power to dispose or to direct the disposition of:

1,328,795 (4)

Kent A. Kirk, M.D.:

		(i)	sole power to vote or to direct the vote:

52,805

		(ii)	shared power to vote or to direct the vote:

1,433,617 (6)

		(iii)	sole power to dispose or to direct the disposition of:

52,805

		(iv)	shared power to dispose or to direct the disposition of:

1,433,617 (6)

(1)	These shares were previously held by Kirk Family Limited Partnership prior to the limited partnership being dissolved and Scott Kirk Family LLC receiving its pro rata portion of the shares of common stock.
(2)	These shares were previously held by Kirk Family Limited Partnership prior to the limited partnership being dissolved and Kent Kirk Family LLC receiving its pro rata portion of the shares of common stock.
(3)	These shares were previously held by Kirk Family Limited Partnership prior to the limited partnership being dissolved and Kirk Eye Center, S.C. receiving its pro rata portion of the shares of common stock.
(4)	Dr. Scott Kirk is an officer, director and 50% shareholder of Kirk Eye Center, S.C. In addition, Dr. Scott Kirk is the manager and a member of Scott Kirk Family, LLC. In such capacities, Dr. Scott Kirk may be deemed to be the beneficial owner of the shares directly held by such entities.
(5)	Includes 3,250 restricted shares of common stock and 134,479 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 31, 2007.
(6)	Dr. Kent Kirk is an officer, director and 50% shareholder of Kirk Eye Center, S.C. In addition, Dr. Kent Kirk is the manager and a member of Kent Kirk Family, LLC. In such capacities, Dr. Kent Kirk may be deemed to be the beneficial owner of the shares directly held by such entities.

Item 5.	Ownership of Five Percent or less of a Class:

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.

Item 8.	Identification and Classification of Members of the Group:

Not Applicable.

Item 9.	Notice of Dissolution of Group:

Not Applicable.

Item 10.	Certification:

Not Applicable.

CUSIP No. 66986W 10 8	Page 9 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

KIRK EYE CENTER, S.C.

By:	/s/ SCOTT H. KIRK, M.D.
Its:	President

CUSIP No. 66986W 10 8	Page 10 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

SCOTT KIRK FAMILY LLC

By:	/s/ SCOTT H. KIRK, M.D.
Its:	Manager

CUSIP No. 66986W 10 8	Page 11 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

KENT KIRK FAMILY LLC

By:	/s/ KENT A. KIRK, M.D.
Its:	Manager

CUSIP No. 66986W 10 8	Page 12 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

By:	/s/ SCOTT H. KIRK, M.D.
Scott H. Kirk, M.D.

CUSIP No. 66986W 10 8	Page 13 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

By:	/s/ KENT A. KIRK, M.D.
Kent A. Kirk, M.D.

CUSIP No. 66986W 10 8	Page 14 of 15 Pages

Exhibit Index

1.	Joint Filing Agreement dated February 14, 2008 by and among Scott Kirk Family LLC, Kent Kirk Family LLC, Kirk Eye Center, S.C., Scott H. Kirk, M.D., and Kent A. Kirk, M.D.

CUSIP No. 66986W 10 8	Page 15 of 15 Pages

EXHIBIT 1

JOINT FILING

Scott Kirk Family LLC, Kent Kirk Family LLC, Kirk Eye Center, S.C., Scott H. Kirk, M.D. and Kent A. Kirk, M.D. agree that the Schedule 13G to which this Agreement is attached is being filed on behalf of each of Scott Kirk Family LLC, Kent Kirk Family LLC, Kirk Eye Center, S.C., Scott H. Kirk, M.D. and Kent A. Kirk, M.D.

Date: February 14, 2008

SCOTT KIRK FAMILY LLC

By:	/s/ SCOTT H. KIRK, M.D.
Its:	Manager

KENT KIRK FAMILY LLC

By:	/s/ KENT A. KIRK, M.D.
Its:	Manager

KIRK EYE CENTER, S.C.

By:	/s/ SCOTT H. KIRK, M.D.
Its:	President

By:	/s/ SCOTT H. KIRK, M.D.
Scott H. Kirk, M.D.

By:	/s/ KENT A. KIRK, M.D.
Kent A. Kirk, M.D.